Exhibit 10.22

ASSET PURCHASE AGREEMENT
Dated as of December 13, 2005
by and between
TriGenesys, Inc.
and
Human Genome Sciences, Inc.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Section 12.13. Titles and Subtitles	29
Section 12.14. Time	29
Section 12.15. Counterparts	29

EXHIBITS	Page

Exhibit A – Definitions	A-1
Exhibit B – Allocation of Purchase Price	B-1
Exhibit C – Term Sheet	C-1
Exhibit D – License Agreement	F-1
Exhibit E – Services Agreement	D-1
Exhibit F – Manufacturing Services Agreement	E-1
Exhibit G – Lease Assignment Agreement	G-1
Exhibit H – Form of Bill of Sale	H-1
Exhibit I – Form of Assignment and Assumption Agreement	I-1
Schedules

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2005, is by and between TriGenesys, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Buyer”), and Human Genome Sciences, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Seller”).
R E C I T A L S
     1. The Seller’s CoGenesys business unit is in the business of early-stage research and development of novel compounds for treating and diagnosing human disease based on the identification and study of genes described in the License Agreement to be entered into by the parties (the “CoGenesys Business”).
     2. The Seller desires to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to certain assets of the CoGenesys Business, as more particularly set forth herein, together with certain obligations and liabilities relating thereto, free and clear of all Liens, other than Permitted Liens.
     3. In furtherance of the consummation of the transactions contemplated by this Agreement, the parties desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01. Definitions.
     Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto and shall be equally applicable to both the singular and plural forms. Any agreement referred to in Exhibit A shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions hereof and thereof.

ARTICLE II.
CONSIDERATION
     Section 2.01. Sale and Delivery of Purchased Assets.
     At the Closing and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens other than the Permitted Liens, all of the Seller’s right, title and interest in and to the following assets, rights, claims, properties and interests that the Seller owns relating to or used by the CoGenesys Business or in which the Seller has any right, title or interest relating to or used by the CoGenesys Business, other than the Excluded Assets (collectively, the “Purchased Assets”):
     (a) Assumed Contracts and Certain Other Rights of the Seller. All rights and interests of the Seller following the Closing in, to and under all contracts, agreements, arrangements, commitments, bids, revenues in excess of billings on uncompleted contracts and any other contract rights of the CoGenesys Business existing on the Closing Date and specified on Schedule 2.01(a) (the “Assumed Contracts”). In addition, with respect to the GE Capital Lease, the parties would enter into an agreement providing for CoGenesys to service this lease through HGS.
     (b) Equipment. All of the CoGenesys Business’ equipment and other tangible personal property, whether owned or leased, located at 9410 Key West Avenue, Rockville, Maryland, including without limitation the equipment and other tangible personal property specified on Schedule 2.01(b) (the “Equipment”). In addition, the Equipment would also include certain furniture, fixtures and other equipment and tangible personal property located at HGS’ headquarters or in warehouse facilities as may be mutually agreed to by the parties and included on Schedule 2.01(b).
     (c) Inventory. All of the CoGenesys Business’ inventory located at 9410 Key West Avenue, Rockville, Maryland, including all finished goods, work-in-progress, raw materials, spare parts and all other materials and supplies to be used or consumed by the CoGenesys Business in the production of finished goods to the extent specified on Schedule 2.01(c) (the “Inventory”). The Inventory will include all inventory or products for the manufacture of bulk drug products related to the CoGenesys Business, wherever located, including reagents, cell banks and related materials.
     (d) Name. All rights of the Seller to the name “CoGenesys,” together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such name and the goodwill associated therewith and all intellectual property rights of the Seller to the Name, including but not limited to any associated trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith (collectively, the “Name”).

     (e) Records. All books, records and accounts, correspondence, technical, accounting, manufacturing and procedural manuals, mailing lists, studies, reports or summaries relating to the Purchased Assets, and any confidential information which has been reduced to writing relating to or arising out of the CoGenesys Business as it relates to the Purchased Assets (the “Records”). The Records will also include photocopies of all personnel files related to employees or consultants of the CoGenesys Business and electronic copies of all governmental, regulatory, clinical, manufacturing and quality control related SOPs.
     (f) Permits. All Permits of the CoGenesys Business, including, without limitation, those Permits specified on Schedule 4.05.
     (g) Goodwill. All goodwill incident to the CoGenesys Business, including, without limitation, the value of the Name associated with the CoGenesys Business that is included in the Purchased Assets.
     The parties acknowledge and agree that the above referenced Schedules identifying the Purchased Assets may be modified and updated prior to Closing by mutual agreement of the parties and that a final version of all Schedules will be appended to this Agreement as of the Closing.
     Section 2.02. Excluded Assets.
     Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following Assets (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:
     (a) Records. Personnel records of any of the current or former employees of the CoGenesys Business and any books, records and accounts and correspondence that pertain to any other assets and properties of the Seller which are not included in the definition of Purchased Assets (collectively, the “Excluded Records”).
     (b) Licensed Technology. The intellectual property that is the subject of the License Agreement to be entered into by the parties.
     (c) Seller’s Other Business. All other assets, rights, claims, properties and interests of the Seller relating to or used in any other business of the Seller other than the Purchased Assets.
     Section 2.03. Liabilities.
     (a) At the Closing, the Buyer will assume Liability for, and complete the obligations arising in the ordinary course under (the “Assumed Liabilities”):
          (i) the Assumed Contracts with respect to all periods at and after the Closing (but shall not assume any Liability arising from the Seller’s performance or non-performance under any Assumed Contract at any time prior to the Closing, whether asserted before or after the Closing);
          (ii) the vacation, sick leave and other accruals for the Seller’s employees to be hired by the Buyer; provided that the Buyer shall not assume any of the Seller’s employee benefit plans with respect thereto or any obligations thereunder; and
          (iii) all ordinary course accounts payable and trade payables of the CoGenesys Business as of the Closing.
     (b) Except for the Assumed Liabilities, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed, any Liability of the Seller whatsoever (the “Excluded Liabilities”).
     Section 2.04. Further Assurances.
     At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration but at no material cost to the Seller, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to and interest in, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.
     Section 2.05. Purchase Price.
     (a) The consideration for the Purchased Assets and the License Agreement (the “Purchase Price”) shall be (i) an amount of cash equal to [***]% of the gross proceeds received by the Buyer in the Qualified Financing; provided that such amount shall not be less than $10,000,000 nor greater than $20,000,000 and (ii) the assumption of the Assumed Liabilities. As used in this Agreement, the term “Qualified Financing” shall mean the Buyer’s first round of financing that raises $[***] or more in net proceeds to the Buyer (or such other amount as may be mutually agreed to by the parties as would permit the Buyer to pay its obligations to the Seller under this Agreement and provide sufficient working capital for at least twelve (12) months of operations), including any subsequent closings of such first round of financing.
     (b) If the Seller elects in writing at least thirty (30) Business Days prior to the Closing, the Seller shall receive Buyer’s Equity having a value equal to all or any portion of the Purchase Price and all or any portion of the Operating Expenses. For purposes of this Agreement, “Buyer’s Equity” shall mean the same form of preferred stock, common stock and other equity securities (or securities convertible into or exercisable for such equity securities) issued in the Qualified Financing and shall be valued for this purpose at the valuation used in connection with the Qualified Financing. Nothing in this Agreement shall prevent the Seller from increasing its percentage ownership of the Buyer’s Equity after the Qualified Financing
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

through the purchase of additional Buyer’s Equity in future rounds of financing or through future investments in the Buyer.
     Section 2.06. Allocation of Purchase Price.
     The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B. The Buyer and the Seller shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on Exhibit B hereto. The parties acknowledge that the Purchase Price subject to allocation will be different for each of the Buyer and the Seller (e.g., due to inclusion of differing amounts of transaction cost).
     Section 2.07. Stock Matters.
     (a) If any Buyer’s Equity is issued to the Seller at Closing, such securities will be issued in a transaction exempt from registration under (a) the Securities Act of 1933, as amended (the “Securities Act”), by reason of Rule 506 promulgated thereunder, and (b) applicable state securities laws. Any Buyer’s Equity issued in connection with the transactions contemplated by this Agreement will be “restricted securities” under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
     (b) At the Closing and if the Seller receives any of the Buyer’s Equity, the Seller shall enter into documentation consistent with the documentation entered into by the participants in the Qualified Financing (the “Qualified Financing Documentation”), which shall at a minimum contain the investor protection provisions contained in the term sheet attached hereto as Exhibit C. The Seller shall be afforded the same economic rights and similar monitoring and information rights under the Qualified Financing Documentation as those granted to the participants in the Qualified Financing.
ARTICLE III.
CLOSING
     Section 3.01. Closing.
     Subject to the satisfaction or waiver of all conditions of the parties to consummation of the transactions contemplated hereby, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at 14200 Shady Grove Road, Rockville, Maryland 20850 at 10:00 a.m. local time concurrently with the consummation of the Qualified Financing (unless another location, date or time is otherwise mutually agreed to in writing by the Buyer and the Seller). The date and time of the Closing are herein referred to as the “Closing Date.”
     Section 3.02. Closing Deliveries.
     (a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer each of the following:
     (i) the Purchased Assets;
     (ii) a License Agreement by and between the Seller and the Buyer in the form of Exhibit D attached hereto (the “License Agreement”), duly executed by the Seller;
     (iii) a Services Agreement by and between the Seller and the Buyer in the form of Exhibit E attached hereto (the “Services Agreement”), duly executed by the Seller;
     (iv) a Manufacturing Services Agreement by and between the Seller and the Buyer in the form of Exhibit F attached hereto (the “Manufacturing Services Agreement”), duly executed by the Seller;
     (v) a Lease Assignment Agreement by and between the Seller and the Buyer relating to the Seller’s lease (the “Lease”) of the premises located at 9410 Key West Avenue, Rockville, Maryland 20850 (the “Premises”) in the form of Exhibit G attached hereto (the “Lease Assignment Agreement”), duly executed by the Seller;
     (vi) a General Assignment and Bill of Sale in the form of Exhibit H attached hereto (the “Bill of Sale”);
     (vii) an Assignment and Assumption Agreement in the form of Exhibit I attached hereto (the “Assignment and Assumption Agreement”);
     (viii) if applicable, the Qualified Financing Documents, duly executed by the Seller;
     (ix) all Permits to the extent transferable;
     (x) the certificates required by Sections 9.01 and 9.02; and
     (xi) such other documents and instruments as may be reasonably required, in the opinion of Buyer’s counsel, to consummate the transactions contemplated hereby.
     (b) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller each of the following:

     (i) the Purchase Price, either in cash by wire transfer or in the form of Buyer’s Equity represented by certificates issued in such names and denominations as requested by the Seller at least one Business Day before the Closing, or some combination of both, as the Seller so directs pursuant to Section 2.05;
     (ii) the License Agreement, duly executed by the Buyer;
     (iii) the Services Agreement, duly executed by the Buyer;
     (iv) the Manufacturing Services Agreement, duly executed by the Buyer;
     (v) the Lease Assignment Agreement, duly executed by the Buyer;
     (vi) the Operating Expenses, either in cash by wire transfer or in the form of Buyer’s Equity represented by certificates issued in such names and denominations as requested by the Seller at least one Business Day before the Closing, or some combination of both, as the Seller so directs pursuant to Section 2.05;
     (vii) the Bill of Sale;
     (viii) the Assignment and Assumption Agreement;
     (ix) if applicable, the Qualified Financing Documents, duly executed by the Buyer;
     (x) the certificates required by Sections 8.01 and 8.02; and
     (xi) such other documents and instruments as may be reasonably required, in the opinion of Seller’s counsel, to consummate the transactions contemplated hereby.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Buyer that, except as otherwise set forth in the schedules referred to in this Article IV, the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:
     Section 4.01. Organization and Good Standing.
     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, including the Purchased Assets, and to perform all of its obligations under this Agreement, except where the failure to be so qualified would not have a Material Adverse Effect.
     Section 4.02. Execution and Effect of Agreement.
     The Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate action on the part of the Seller (or any other Person) is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except as limited by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution by a party with respect to a liability where such indemnification or contribution is contrary to public policy (the “Enforceability Exceptions”).
     Section 4.03. Permits; Compliance with Law.
     (a) To the Seller’s Knowledge, the Seller is in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations applicable to the CoGenesys Business.
     (b) To the Seller’s Knowledge, the Seller holds all required Permits for the operation of the CoGenesys Business. Schedule 4.03 describes all such Permits. To the Seller’s Knowledge, the Permits listed on Schedule 4.03 are valid and in full force and effect, and the Seller has not received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits. The Seller has conducted and is conducting the CoGenesys Business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits listed on Schedule 4.03. To the Seller’s Knowledge, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the Seller by, any of the Permits listed on Schedule 4.03. Except as set forth on Schedule 4.03, all of the Permits are transferable to the Buyer as contemplated by this Agreement.
     Section 4.04. Lease of Real Property.
     (a) The Lease is in full force and effect. There is no default under the Lease and there are no facts currently existing that could lead to a default under the Lease with the passage of time. The Seller has good right, title and interest to all tenant improvements located at the Premises. A true, complete and correct copy of the Lease has been furnished to the Buyer.
     (b) No Proceeding is pending or, to the Seller’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Lease. The Seller owns good and marketable title to the leasehold estate and to the Lease, free and clear of any Liens, except for: (i) real property Taxes, if any, affecting properties of which the premise demised under the Lease forms a part, not yet due and payable; and (ii) the matters and exceptions set forth on Schedule 4.04(b). There is no unpaid brokerage commission, finder’s fee or a similar payment due from the Seller with regard to the Lease.
     (c) To the Seller’s Knowledge, there are no recorded or unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens that materially encumber the real property subject to the Lease, or any part thereof, or the Lease.
     Section 4.05. Assumed Contracts.
     To the Seller’s Knowledge, no party to any of the Assumed Contracts is in default thereunder. All Assumed Contracts are in full force and effect and are enforceable against the parties thereto in accordance with their terms, subject to the Enforceability Exceptions. The Seller has not been notified that any party to any Assumed Contract intends to cancel, terminate, not renew or exercise an option under any Assumed Contract, whether in connection with the transactions contemplated hereby or otherwise, and to the Seller’s Knowledge, no such action has been threatened or contemplated.
     Section 4.06. Personal Property.
     Schedule 4.06 lists each item of personal property used by the CoGenesys Business with a fair market value of $25,000 or more. Except as set forth on Schedule 4.06, (A) all of the Seller’s personal property used by the CoGenesys Business is either owned by the Seller or leased by the Seller pursuant to a lease noted on Schedule 4.06, (B) to the Seller’s Knowledge, each of the items of personal property of the Seller used by the CoGenesys Business is in good working order and condition, ordinary wear and tear excepted, and (C) all leases and agreements noted on Schedule 4.06 are in full force and effect and to the Seller’s Knowledge, constitute valid and binding agreements of each other party thereto. To the Seller’s Knowledge, the Seller has good and marketable title to all of its respective personal property used by the CoGenesys Business (except for assets disposed of in the ordinary course of business since December 31, 2004 or as set forth on Schedule 4.06), free and clear of all Liens, except for Permitted Liens. The Purchased Assets constitute all of the property and assets, tangible and intangible, necessary in the conduct and operation of the CoGenesys Business.
     Section 4.07. No Conflicts.
     Neither the execution or delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby: (i) will violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which the Seller is a party or to which is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, the terms of any of the Assumed Contracts or (ii) constitute a default in any material respect thereunder, or result in the creation of any Lien, except for Permitted Liens, upon any of the Purchased Assets.
     Section 4.08. Litigation.
     There is no Proceeding pending or, to the Seller’s Knowledge threatened, against the Seller that has had or could reasonably be expected to enjoin the consummation of the transactions contemplated hereby.
     Section 4.09. Consents.
     Except for filings pursuant to the HSR Act, if necessary, or as set forth in Schedule 4.09, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any Person on the part of the Seller is required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.10. Environmental Matters.
     Except as disclosed in Schedule 4.10, to the Seller’s knowledge, (a) the CoGenesys Business is now and has at all times been in compliance in all material respects with applicable Environmental Laws, (b) the Seller is not subject to any pending or, to the Seller’s Knowledge, threatened or contemplated Proceeding alleging violation of any Environmental Law with respect to the CoGenesys Business or alleging responsibility for any environmental condition at the real property subject to the Lease (the “Site”), (c) the Seller has not received any written notice that it is potentially responsible for any environmental condition at the Site or potentially liable for any claim arising under Environmental Laws; (d) the Seller has not received a request for information under CERCLA or any state or local counterpart with respect to the CoGenesys Business; (e) the Seller has not disposed of or released Hazardous Materials nor, to the Seller’s Knowledge, are underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under the Site; (f) the Seller has all material permits and approvals required by Environmental Laws to conduct the CoGenesys Business and the Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit or approvals; (g) the transactions contemplated hereby are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for the Buyer to continue the CoGenesys Business after the Closing.
     Section 4.11. Supplier Relationships.
     Schedule 4.11 contains a complete and accurate list of the CoGenesys Business’ suppliers

(representing in excess of $100,000 of expense per year in 2004). Except as set forth on Schedule 4.11, the Seller has not received notice that, and to the Seller’s Knowledge the Seller has no reason to believe that, any such supplier plans to discontinue doing business with the Buyer or will not do business on substantially the same terms, conditions and amounts subsequent to the Closing Date as such supplier did with the Seller prior to the Closing Date.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:
     Section 5.01. Organization and Good Standing.
     The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted.
     Section 5.02. Execution and Effect of Agreement.
     The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.
     Section 5.03. No Violation.
     Neither the execution or delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Buyer is a party or to which the Buyer is bound or subject, or the provisions of the charter or by-laws of the Buyer.
     Section 5.04. Consents.
     Except for filings pursuant to the HSR Act, if necessary, or as set forth on Schedule 5.04, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of the Buyer is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE VI.
PRE-CLOSING COVENANTS
     Section 6.01. HSR Filing and Other Actions.
     (a) At least forty five (45) Business Days prior to Closing, if necessary, the parties shall file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as determined by counsel to the Seller. Each party shall promptly: (i) supply the other with any information required in order to make such filings; and (ii) supply any additional information that may be required by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the competition or merger control authorities of any other jurisdiction, as determined by counsel to the Seller; provided, however, that no party shall be required to agree to any divestiture by itself of any business, assets or property, or the imposition of any limitation on the ability of any party to conduct its business or to own or exercise control over such assets and properties.
     (b) Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees to: (i) cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in any jurisdiction or any lender, lessor or other third party in connection with the contracts, the proprietary rights and leases, or otherwise, prior to the Closing Date in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits; (ii) use commercially reasonable efforts to defend all challenges to this Agreement or to consummation of the transactions contemplated hereby and use commercially reasonable efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.
     Section 6.02. Continuing Access.
     The Buyer shall be afforded reasonable access to the CoGenesys Business and the CoGenesys Business as the Buyer may deem appropriate.

     Section 6.03. Cooperation.
     Between the date of this Agreement and the Closing Date, the Seller will cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement.
     Section 6.04. Conduct of Business Pending Closing.
     The parties acknowledge that during the period prior to the Closing, the Buyer may enter into transactions, contracts, licensing arrangements and other business relationships for the benefit of the Buyer. In the event the transactions contemplated by this Agreement are consummated, all such transactions, contracts, licensing arrangements and other business relationships entered into by the Buyer prior to Closing will be for the benefit of the Buyer and otherwise for the benefit of the Seller.
     Except as otherwise provided in this Agreement or with the prior written consent of the Buyer, between the date of this Agreement and the Closing Date, the Seller shall:
     (a) carry on the CoGenesys Business in the ordinary course and consistent with the 2006 operating plan of the CoGenesys Business;
     (b) take commercially reasonable steps to preserve existing relationships with all Persons related to the CoGenesys Business, including, without limitation, relationships with its suppliers, employees and agents;
     (c) not amend or terminate any of the Assumed Contracts;
     (d) promptly notify the Buyer of the occurrence of any event that could reasonably be expected to have a Material Adverse Effect;
     (e) not negotiate, sell lease, transfer, convey or otherwise dispose of any individual asset to be sold to the Buyer hereunder with a value in excess of $5,000 each or in the aggregate other than in the ordinary course of business;
     (f) not incur any debt, liability or obligation, except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices;
     (g) not create or allow the creation of any Lien on any of the Purchased Assets, except for Permitted Liens;
     (h) not hire any additional salaried employees or salespersons for the CoGenesys Business earning more than $40,000 per year individually or $150,000 in the aggregate;

     (i) not take any action which reasonably could be expected to give rise to a breach of any of the representations and warranties set forth in Article IV hereof;
     (j) promptly notify the Buyer of any Proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) initiated or threatened by or against the Seller relating to the CoGenesys Business; and
     (k) allow the Buyer to contact the Seller’s Business employees regarding an offer of employment by the Buyer after Closing.
     Section 6.05. No Shop.
     In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with its due diligence review and the preparation and execution of this Agreement, the Seller agrees that neither it nor its Representatives will, after execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, (a) solicit, initiate, encourage, enter into, conduct or continue any discussions, or enter into any agreement or understanding, with any Person other than the Buyer regarding a sale, license or other transaction involving the CoGenesys Business or any material portion of the CoGenesys Business’ assets or business, or (b) disclose any non-public information relating to the CoGenesys Business, or afford access to the properties, books or records of the CoGenesys Business, to any Person (other than the Buyer) that may be considering acquiring an interest in the CoGenesys Business or any material portion of the CoGenesys Business’ assets. If the Seller receives any request for information or indication of interest from any Person regarding a possible acquisition involving the CoGenesys Business, the Seller shall promptly disclose to the Buyer such request or indication of interest.
     Section 6.06. Notification of Certain Matters.
     The Seller shall deliver written notice to the Buyer within three Business Days of (a) the occurrence or non-occurrence of any event of which the Seller has knowledge, the occurrence or non-occurrence of which, has caused any representation or warranty of the Seller contained herein to become untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller hereunder. The Buyer shall give notice within three Business Days to the Seller of (a) the occurrence or nonoccurrence of any event of which the Buyer has knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of the Buyer contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.06 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Articles VIII and IX, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including, without limitation, termination of this Agreement as contemplated by Article XI.
     Section 6.07. Public Announcements.
     Prior to the Closing Date, the Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.
     Section 6.08. Operating Expenses.
     Beginning on January 1, 2006 and up until the Closing Date, the Seller shall pay the ordinary operating expenses of the CoGenesys Business (excluding depreciation costs) to the extent contemplated in the 2006 operating plan of the CoGenesys Business (the “Operating Expenses”), up to a maximum of $10,000,000 of Operating Expenses.
     Section 6.09. Transaction Expenses.
     Except as provided in Sections 10.01 and 10.02 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives. Each of the Buyer and the Seller shall split evenly the filing fees incurred by the parties in complying with the HSR Act.
     Section 6.10. Further Assurances.
     Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be necessary or convenient, in the opinion of the other parties’ counsel, to carry out the transactions contemplated hereby. Each party hereto agrees to use commercially reasonable efforts to cause those conditions to Closing that are within its control to be satisfied on or before the Closing Date.

ARTICLE VII.
POST-CLOSING COVENANTS
     Section 7.01. Payment of Taxes.
     The Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed.
     Section 7.02. Mutual Non-Solicitation; Non-Hire.
     Each of the Seller and the Buyer recognizes that each has had access to, and has acquired, and has assisted in developing confidential and proprietary information relating to the other party’s business and operations. Each of the Seller and the Buyer acknowledges that such information is and will continue to be of significant value to the other party and that disclosure of such information to or its use by such party or others could cause substantial loss to the other party hereto. The Seller and the Buyer each accordingly agrees as follows:
     (a) Non-Hire. Each of the Seller and the Buyer agrees that, without the express prior written consent of the other party hereto, anywhere in the world, for a period of twelve (12) months after the Closing Date such party will not directly or indirectly employ any officer or employee (whether or not such person would commit a breach of contract by so doing and whether or not such person was an officer or employee before or after the Closing Date) of the other party hereto.
     (a) Non-Solicitation. Each of the Seller and the Buyer agrees that, without the express prior written consent of the other party hereto, anywhere in the world, for a period of twenty (24) months after the Closing Date such party will not directly or indirectly solicit or aid or assist any other person in soliciting any officer or employee (whether or not such person would commit a breach of contract by so doing and whether or not such person was an officer or employee before or after the Closing Date) of the other party hereto.
     Section 7.03. Access to Records.
     After the Closing, the Buyer shall retain all Records and give the Seller reasonable access thereto for all reasonable business purposes, including, defending any claims or law suits brought against the Seller (other than by the Buyer) or pursuing any claims of the Seller against any third party (other than the Buyer), such access to include, without limitation, the right at the Seller’s expense to make copies thereof. The Buyer shall not destroy any of the Records without giving the Seller at least 30 days prior notice with the right of the Seller to retain any such Records, which the Buyer desires to destroy.

     Section 7.04. Qualified Financing Documents.
     After the Closing, the Buyer shall retain all Records and give the Seller reasonable access thereto for all reasonable business purposes, including, defending any claims or law suits brought against the Seller.
     Section 7.05. Employees of the CoGenesys Business.
     The Buyer shall offer employment to all full-time employees of the Seller set forth on Schedule 7.05 to be assigned to the CoGenesys Business at the Closing, on substantially the same terms and with the same responsibilities. Any employment agreements between the Seller and any of the persons who will become employees of the Buyer shall be terminated in a manner reasonably satisfactory to the Seller and any costs associated with such terminations will be borne by the Seller.
ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER
     The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of each of the conditions set forth in this Article VIII.
     Section 8.01. Representations and Warranties.
     All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by the President, any Vice President, the Secretary or any Assistant Secretary of the Buyer shall have been delivered to the Seller.
     Section 8.02. Performance of Obligations.
     All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and certificates to the foregoing effect dated the Closing Date and signed by the President, any Vice President, the Secretary or any Assistant Secretary of the Buyer shall have been delivered to the Seller.
     Section 8.03. No Litigation.
     No Proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority or body shall have taken any other action or made any request of the Seller as a result of which counsel to the Seller deems it inadvisable to proceed with the transactions hereunder.

     Section 8.04. Consents and Approvals.
     All necessary consents of and filings required to be obtained or made by the Buyer with any Governmental Authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.
     Section 8.05. Qualified Financing.
     The Qualified Financing shall have been completed by the Buyer.
ARTICLE IX.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER
     The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Article IX.
     Section 9.01. Representations and Warranties.
     All the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and the Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller to such effect.
     Section 9.02. Performance of Obligations.
     All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and the Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller to such effect.
     Section 9.03. No Litigation.
     No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement and no Governmental Authority or body shall have taken any other action or made any request of the Buyer as a result of which counsel to the Buyer deems it inadvisable to proceed with the transactions hereunder.
     Section 9.04. No Material Adverse Effect.
     As of the Closing Date, no event or circumstance shall have occurred with respect to the CoGenesys Business which has caused or could reasonably be expected to cause a Material Adverse Effect.

     Section 9.05. Consents and Approvals.
     All necessary consents of and filings required to be obtained or made by the Seller with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and all consents and approvals of third parties listed on Schedule 4.11 shall have been obtained, and such consents or approvals shall not contain any provisions which, in the reasonable judgment of the Buyer, are unduly burdensome.
     Section 9.06. Qualified Financing.
     The Qualified Financing shall have been completed by the Buyer.
ARTICLE X.
INDEMNIFICATION
     Section 10.01. Obligations of the Seller.
     Subject to Section 10.06, as consideration for the commitment of the Buyer hereunder, the Seller agrees to indemnify and hold harmless the Buyer, and each of its Affiliates, directors, officers, agents, representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”) from and against all Liabilities to which such Buyer Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (a) any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants, agreements or schedules made by the Seller in or pursuant to this Agreement, (b) the Seller’s ownership or operation of the Purchased Assets or the conduct of the CoGenesys Business prior to the Closing (except to the extent expressly assumed by the Buyer hereunder or as described in the License Agreement), or (c) the Excluded Liabilities, and (in each case) will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto.
     Section 10.02. Obligations of the Buyer.
     As consideration for the commitment of the Seller hereunder, the Buyer agrees to indemnify and hold harmless the Seller and each of its Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Seller or any of their respective Affiliates (each a “Seller Indemnified Person”) from and against any Liability to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (a) any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement; or (b) the Assumed Liabilities, and (in each case) will reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Seller Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.
     Section 10.03. Tax Indemnification.
     The Seller shall be responsible for, and the Seller shall indemnify and hold harmless each Buyer Indemnified Person in respect of, any liability, obligation, loss or expense (or actions or claims in respect thereof) attributable to all Taxes with respect to the ownership, use or leasing of the Purchased Assets on or prior to the Closing, including, without limitation, any Tax that is a Lien upon the Purchased Assets. The Buyer or its Affiliates shall be responsible for, and shall indemnify and hold harmless each Seller Indemnified Person in respect of any Liability attributable to all Taxes with respect to the ownership, use or leasing of the Purchased Assets after the Closing. The Seller’s share of all personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Purchased Assets for any period commencing on or prior to the Closing Date and ending after the Closing Date shall be determined on a pro rata basis based on the length of such period and when the Closing Date occurs therein.
     Section 10.04. Procedure.
     (a) Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to collectively herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 10.05. Failure to provide the specified notice, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless the Indemnifying Person can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice.
     (b) If any Liability is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article X (an “Action”).
     (c) The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person, unless (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed (within 10 days after the Indemnifying Persons’ receipt of such written notice), to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person (in which case, the Indemnifying Person shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in any of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of one such separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.
     (d) The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by all other participants to the Indemnified Person a release from all liability in respect of such Action or threatened Action. In addition, the Indemnifying party shall not, without the prior written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which provides for injunctive or equitable relief with respect to any Indemnified Person. Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Person, such consent not to be unreasonably withheld.
     (e) If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Person does not affirmatively undertake to defend the Indemnified Person, a recovery against the Indemnified Person for damages suffered by it in good faith, is conclusive in its favor against the Indemnifying Person; provided, however, that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of the Action against the Indemnified Person.
     Section 10.05. Survival.
     The representations, warranties, covenants and agreements made by the parties in this Agreement, including the indemnification obligations of the Seller and the Buyer set forth in this Article X, shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of twenty four (24) months following the Closing Date, except that (a) claims related to fraud or willful misconduct shall survive indefinitely, and (b) claims related to the Excluded Liabilities shall survive indefinitely.
     Section 10.06. Limitations.
     The Seller shall have no indemnification obligation under Section 10.01 (a) until the aggregate amount of all indemnification claims exceeds $100,000, calculated for purposes of this Article X without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Seller shall be responsible for the amount of all such claims in excess of $100,000 or (b) with respect to any claim of less than $5,000. The Seller shall have no indemnification obligation under Section 10.01 for any amounts in excess of the Purchase Price.
     Section 10.07. Remedies.
     (a) Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Purchased Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder. The Seller agrees to waive any rights to require the Buyer to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 10.07.
     (b) Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.
ARTICLE XI.
TERMINATION
     Section 11.01. Termination.
     This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:
     (a) by mutual written consent of the Buyer and the Seller;
     (b) by the Seller if the Buyer shall not have completed the Qualified Financing by May 31, 2006, unless the Buyer is making progress towards the completion of the Qualified Financing as evidenced by a written financing proposal from at least one investor willing to act as lead investor in the Qualified Financing, in which case the deadline referenced in this Section 11.01(b) shall be extended until [***], 2006;
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     (c) by the Seller, if: (i) there has been a material misrepresentation or breach by Buyer of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Seller; (ii) the Buyer has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Seller; or (iii) any condition to the Seller’s obligations hereunder becomes incapable of fulfillment through no fault of the Seller or its Affiliates or Representatives and is not waived by the Seller;
     (d) by the Buyer, on the one hand, or the Seller, on the other hand, if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any final, non-appealable Order enjoining the Buyer, on the one hand, or the Seller, on the other hand, from finally consummating the transactions contemplated by this Agreement is entered;
     (e) by the Buyer, if: (i) there has been a material misrepresentation or breach by the Seller of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Buyer; (ii) the Seller has committed a material breach of any covenant imposed upon the Seller hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Buyer; or (iii) any condition to the Buyer’s obligations hereunder becomes incapable of fulfillment through no fault of the Buyer or its Affiliates or Representatives and is not waived by the Buyer.
     Section 11.02. Consequences of Termination.
     In the event that this Agreement shall be terminated pursuant to this Article XI, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any breach or default by such party of any representation, warranty, covenant or agreement contained herein, as to which all remedies shall remain available, including, but not limited to, the availability of specific performance or other injunctive relief and reasonable legal and audit costs and out of pocket expenses); provided, however, that the confidentiality provisions contained in Section 12.02 shall survive such termination.
ARTICLE XII.
GENERAL PROVISIONS
     Section 12.01. Cooperation.
     The Seller and the Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. The Seller will cooperate and use its reasonable efforts to have the present officers, directors, managers and employees of the Seller cooperate with the Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.
     Section 12.02. Confidentiality.
     (a) The Buyer agrees to keep non-public information regarding the Seller confidential until the Closing Date and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Buyer’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Seller or any of its Representatives, and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.
     (b) The Seller agrees to keep non-public information regarding the Buyer, the Purchased Assets or the CoGenesys Business, confidential and agrees that the Seller will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Seller’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Buyer or any of its Representatives and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.
     (c) Prior to any disclosure required by law, legal process, regulation or judicial order, the Buyer or the Seller, as the case may be, shall advise the other of such requirement so that it may seek a protective order.
     (d) The Seller recognizes and acknowledge that it has in the past, currently has, and in the future may have, access to certain confidential information of the CoGenesys Business, such as operational policies, development plans and pricing and cost policies that are valuable, special and unique assets of the CoGenesys Business. The Seller agrees that it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized Representatives of the Buyer who need to know information in connection with the transactions contemplated hereby and (ii) to counsel and other advisors, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (A) such information becomes known to the public generally through no fault of the Seller, or (B) disclosure is required by law, legal process, regulation or judicial order, provided, that prior to disclosing any information pursuant to this clause (C), the Seller shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this Section, the Buyer shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.
     (e) The Buyer recognizes and acknowledges that certain of its stockholders, directors and/or officers have in the past, currently have, and in the future may have, access to certain confidential information of the Seller through their past roles as officers of the Seller, such as operational policies, development plans and pricing and cost policies that are valuable, special and unique assets of the Seller’s businesses. The Buyer agrees that it will not disclose such confidential information to any Person for any purpose or reason whatsoever, unless (A) such information becomes known to the public generally through no fault of the Buyer, or (B) disclosure is required by law, legal process, regulation or judicial order, provided, that prior to disclosing any information pursuant to this clause (B), the Buyer shall give prior written notice thereof to the Seller and provide the Seller with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this Section, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.
     (f) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by any equitable remedies, including, without limitation, injunctions and specific performance, and restraining orders without the necessity of proving actual damages or posting a bond or other security.
     (g) The obligations of the parties under this Section 12.02 shall survive the termination of, or Closing under, this Agreement for a period of five years.
     (h) Upon the Closing, any prior confidentiality or non-disclosure agreement between the parties with respect to the transactions contemplated by this Agreement will terminate.
     (i) The confidentiality obligations under Section 12.02 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including, but not limited to, disclosures required under rules promulgated by the United States Securities and Exchange Commission or by a nationally recognized stock exchange; provided, however, that to the extent practicable, such party (a) shall provide advance written notice thereof to the other party and consult with the other party prior to such disclosure with respect thereto, and (b) shall provide the other party with reasonable assistance, as requested by the other party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure. In furtherance of the foregoing, the parties will agree as promptly as practicable after the execution of this Agreement on the confidential treatment request to be filed by the Seller (if applicable) with the U.S. Securities and Exchange

Commission and the redacted form of this Agreement related thereto. In that connection, any redaction reasonably requested by either party shall be included in such filing. The parties will reasonably cooperate in responding promptly to any comments received from the U.S. Securities and Exchange Commission with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided, however, that the Seller shall be relieved of such obligation to seek confidential treatment for a provision requested by the Buyer if such treatment is not achieved after the second round of responses to comments from the U.S. Securities and Exchange Commission.
     Section 12.03. Amendments and Waivers.
     Any term of this Agreement may be amended, supplemented or modified only with the written consent of the Buyer and the Seller and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 12.04. Successors and Assigns.
     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except (i) that the Buyer may assign its rights hereunder to an Affiliate or a successor to substantially all of the CoGenesys Business of the Buyer, whether as a result of a merger, sale of stock, sale of substantially all of the Buyer’s assets or other transaction, so long as such Affiliate or successor entity assumes in writing the Buyer’s obligations under this Agreement, or (ii) that the Seller may assign its rights hereunder to an Affiliate or a successor to substantially all of the business of the Seller, whether as a result of a merger, sale of stock, sale of substantially all of the Seller’s assets or other transaction, so long as such Affiliate or successor entity assumes in writing the Seller’s obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective legal representatives, successors, heirs, executors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     Section 12.05. No Third Party Beneficiaries.
     The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article X above concerning indemnification are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.
     Section 12.06. Choice of Law.
     (a) This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).
     (b) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.
     (c) To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.
     Section 12.07. Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     Section 12.08. Notices.
     Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified, (b) the next Business Day after dispatch via nationally recognized overnight courier or (c) confirmation of transmission by facsimile (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a) or (b)), or (d) confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties. Notices should be provided in accordance with this Section 12.08 at the following addresses:

If to the Buyer, to:	With a copy to:

TriGenesys, Inc. 22400 Rolling Hill Lane Laytonsonville, Maryland 20852	Cooley Godward LLP 11951 Freedom Drive Reston, Virginia 20190
Fax: 703-456-8100
Attn: Craig A. Rosen, Ph.D.	Attn: Michael R. Lincoln

If to the Seller, to:	With a copy to:

Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850 Fax: (301) 309-8512 Attn: James H. Davis, Ph.D., Esq.	DLA Piper Rudnick Gray Cary US LLP 6225 Smith Avenue Baltimore, Maryland 21209 Fax: (410) 580-3170 Attn: Robert W. Smith, Jr., Esq.
     Section 12.09. Waiver of Bulk Sales.
     The Buyer and the Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) to the extent applicable in connection with the transactions.
     Section 12.10. Severability.
     If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.
     Section 12.11. Entire Agreement.
     This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
     Section 12.12. Construction.

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.
     Section 12.13. Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 12.14. Time.
     Time is of the essence with respect to this Agreement.
     Section 12.15. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on the following pages]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“BUYER”	TRIGENESYS, INC.

	By:	/s/ Craig A. Rosen, Ph.D.
	Name:	Craig A. Rosen, Ph.D.
	Title:	Chairman of the Board of Directors

“SELLER”	HUMAN GENOME SCIENCES, INC.

	By:	/s/ H. Thomas Watkins
	Name:	H. Thomas Watkins
	Title:	Chief Executive Officer

EXHIBIT A
DEFINITIONS
     “Action” has the meaning specified in Section 10.04 of this Agreement.
     “Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.
     “Agreement” has the meaning specified in the first paragraph of this Agreement.
     “Assignment and Assumption Agreement” has the meaning specified in Section 3.02 of this Agreement.
     “Assumed Contracts” has the meaning specified in Section 2.01 of this Agreement.
     “Assumed Liabilities” has the meaning specified in Section 2.03 of this Agreement.
     “Bill of Sale” has the meaning specified in Section 3.02 of this Agreement.
     “Business” has the meaning specified in the Recitals to this Agreement.
     “Business Day” shall mean any weekday on which commercial banks in New York City are open for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.
     “Buyer” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Indemnified Person” has the meaning specified in Section 10.01 of this Agreement.
     “Buyer’s Equity” has the meaning specified in Section 2.05 of this Agreement.
     “Buyer’s Knowledge” means the actual knowledge of the Buyer and its executive officers (including the executive officers of the Seller who are expected to be employees of the Buyer after the Closing).
     “CERCLA” has the meaning specified in the definition of Hazardous Materials.
     “Closing” has the meaning specified in Section 3.01 of this Agreement.
     “Closing Date” has the meaning specified in Section 3.01 of this Agreement.

     “Enforceability Exceptions” has the meaning specified in Section 4.02 of this Agreement.
     “Environmental Laws” shall mean any applicable federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or human health or safety as presently in effect or as amended as of the Closing Date.
     “Equipment” has the meaning specified in Section 2.01 of this Agreement.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” has the meaning specified in Section 2.02 of this Agreement.
     “Excluded Liabilities” has the meaning specified in Section 2.03 of this Agreement.
     “Excluded Records” has the meaning specified in Section 2.02 of this Agreement.
     “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.
     “Hazardous Materials” shall mean any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law and any other substance, material or waste (regardless of physical form or concentration) which is hazardous or toxic to living things or the environment, including without limitation hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA” or “Superfund”) and regulations promulgated thereunder.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Person” has the meaning specified in Section 10.04 of this Agreement.
     “Indemnifying Person” has the meaning specified in Section 10.04 of this Agreement.
     “Inventory” has the meaning specified in Section 2.01 of this Agreement.

     “Lease” has the meaning specified in Section 3.02 of this Agreement.
     “Lease Assignment Agreement” has the meaning specified in Section 3.02 of this Agreement.
     “Liability” means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).
     “Lien” means, with respect to any Purchased Asset, any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind in respect of or affecting such asset; provided, however, that Liens shall not include any Permitted Lien.
     “License Agreement” has the meaning specified in Section 3.02 of this Agreement.
     “Material Adverse Effect” means a materially adverse effect on the CoGenesys Business’ business, condition (financial or other), properties or results of operations, taken as a whole, whether as a result of an act of God, fire, flood, accident, casualty, war, labor disturbance, legislation or other event, occurrence or non-occurrence.
     “Manufacturing Services Agreement” has the meaning specified in Section 3.02 of this Agreement.
     “Name” has the meaning specified in Section 2.01 of this Agreement.
     “Operating Expenses” has the meaning specified in Section 6.08 of this Agreement.
     “Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.
     “Permits” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.
     “Permitted Lien” shall mean, (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due and payable (excluding any Lien arising under ERISA Section 4068); (b) inchoate, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business; and (f) all the exceptions to title reflected in Schedule 4.08.
     “Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
     “Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.
     “Purchased Assets” has the meaning specified in Section 2.01 of this Agreement.
     “Purchase Price” has the meaning specified in Section 2.05 of this Agreement.
     “Qualified Financing” has the meaning specified in Section 2.05 of this Agreement.
     “Qualified Financing Documentation” has the meaning set forth in Section 2.07 of this Agreement.
     “Records” has the meaning specified in Section 2.01 of this Agreement.
     “Representative” as to a specified Person shall mean any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.
     “Securities Act” has the meaning specified in Section 2.07 of this Agreement.
     “Seller” has the meaning specified in the first paragraph of this Agreement.
     “Seller Indemnified Person” has the meaning specified in Section 10.02 of this Agreement.
     “Seller’s Knowledge” means the actual knowledge of the Seller and its executive officers (other than the executive officers who are expected to be employees of the Buyer after the Closing).
     “Services Agreement” has the meaning specified in Section 3.02 of this Agreement.
     “Site” has the meaning set forth in Section 4.14 of this Agreement.

     “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended.